EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 8, 2002 relating to the consolidated balance sheet as of December 31, 2001 and the consolidated statements of operations, of stockholders’ equity and of cash flows for the year ended December 31, 2001 and financial statement schedule, which appear in Conceptus, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

PricewaterhouseCoopers LLP

San Jose, California
July 30, 2002